(EXECUTION COPY)

PERFORMANCE-VESTING NONQUALIFIED STOCK OPTION AGREEMENT
THIS AGREEMENT is made as of April 30, 2012 (the “Grant Date”) between Charter Communications, Inc., a Delaware corporation (the “Company”), and John Bickham (the “Optionee”).
Unless otherwise defined herein, terms defined in the Charter Communications, Inc. 2009 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Nonqualified Stock Option Agreement (the “Agreement”).
The undersigned Optionee has been granted an Option to purchase Shares of Class A common stock of the Company (“Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:
Vesting Schedule:                As provided in Section 4 of the Agreement.

Exercise Price per Share:             $60.46

Total Number of Shares under Option:    140,000

Total Exercise Price:                $8,464,400

Exercise Expiration Date:
Tranche I Performance Options and Tranche II Performance Options: April 30, 2022 Tranche III Performance Options and Tranche IV Performance Options: Later of (A) November 5, 2016 and (B) if a Transaction Agreement (as defined in Section 3) is executed on or before April 30, 2016 the date on which a Change of Control transaction is consummated or abandoned in accordance with the terms of such Transaction Agreement but in no event later than April 30, 2022.

Charter Communications, Inc.

/s/ Robert E. Quicksilver
Robert E. Quicksilver, Executive Vice
President and Chief Administrative Officer

1 “Fair Market Value” on the Grant Date, which will mean the average of the high and low sales prices of the Shares on the Nasdaq on the Grant Date

2 140,000 multiplied by the per-share exercise price

I, the undersigned, agree to this grant of an Option to purchase Shares of the Company, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 21 of this Agreement.

/s/ John Bickham
Optionee (John Bickham)

1.	Grant of Option.

1.1    The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the Total Number of Shares under Option set forth above, subject to, and in accordance with, the terms and conditions set forth in this Agreement.

1.2    The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

1.3    This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Purchase Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be the Exercise Price per Share set forth above.

3.	Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of (as applicable, the “Exercise Term”): (i) in the case of Tranche I Performance Options and Tranche II Performance Options (each as defined below), ten (10) years from the Grant Date, and (ii) in the case of Tranche III Performance Options and Tranche IV Performance Options (each as defined below), until the later of (A) 185 days after the fourth (4th) anniversary of the “Effective Date” (as defined in the employment agreement by and between the Optionee and the Company, dated and effective as of April 30, 2012 (the “Employment Agreement”) and (B) if an agreement in respect of a transaction which, if consummated, would result in a Change in Control (as defined in Section 4(c)) (a “Transaction Agreement”) is executed on or before fourth (4th) anniversary of the Effective Date, the date on which such transaction is consummated or abandoned in accordance with the terms of such Transaction Agreement, but in no event later than the tenth (10th) anniversary of the Grant Date (in each case of (i) and (ii), as applicable, the “Exercise Expiration Date”); provided, however, that any Performance Tranche may be earlier terminated as provided under the terms of the Plan and this Agreement.

4.	Vesting of Option.

(a)Normal Vesting. Unless otherwise provided under this Agreement or the Plan (specifically including but not limited to Section 4(c)), the Option granted hereunder shall vest as follows, subject to the Optionee's continued service with the Company or its Subsidiaries through the applicable vesting time stated below:

(i)Tranche I Performance Options: As to 45,000 of the Options (the “Tranche I Performance Options”), 25% (i.e., 11,250 Options) shall be first eligible to vest and become exercisable on each of the first four (4) anniversaries of the Effective Date (such Options which have become so eligible, “Eligible Options,” and Options which have not become so eligible, “Non-Eligible Options”). Tranche I Performance Options shall vest and become exercisable if and when the “Tranche I Measurement Standard” (as defined below) is satisfied on or following the anniversary of the Effective Date on which such Tranche I Performance Options first become Eligible Options. By way of example, the second group of 11,250 Tranche I Performance Options shall vest and become exercisable if and when the Tranche I Measurement Standard is satisfied on or following the second anniversary of the Effective Date.

(ii)Tranche II Performance Options: As to 45,000 of the Options (the “Tranche II Performance Options”), 25% (i.e., 11,250 Options) shall first become Eligible Options on each of the first four (4) anniversaries of the Effective Date. Tranche II Performance Options shall vest and become exercisable if and when the “Tranche II Measurement Standard” (as defined below) is satisfied on or following the anniversary of the Effective Date on which such Tranche II Performance Options first become Eligible Options. By way of example, the third group of 11,250 Tranche II Performance Options shall vest and become exercisable if and when the Tranche II Measurement Standard is satisfied on or following the third anniversary of the Effective Date.

(iii)Tranche III Performance Options: As to 25,000 of the Options (the “Tranche III Performance Options”), 25% (i.e., 6,250 Options) shall first become Eligible Options on each of the first four (4) anniversaries of the Effective Date. The Tranche III Performance Options shall vest and become exercisable if and when the “Tranche III Measurement Standard” (as defined below) is satisfied on or following the anniversary of the Effective Date on which such Tranche III Performance Options first become Eligible Options but no later than the fifth (5th) business day after the fourth anniversary of the Effective Date. By way of example, the first group of 6,250 Tranche III Performance Options shall vest and become exercisable if and when the Tranche III Measurement Standard is satisfied on or following the first anniversary of the Effective Date. By way of clarification,, the fourth group of 6,250 Tranche III Performance Options shall vest and become exercisable only if (A) the Tranche III Measurement Standard is satisfied in respect of the 60-consecutive trading day period commencing on or after the 60th trading day prior to the fourth anniversary of the Effective Date and ending not later than the fifth (5th) business day after the fourth anniversary of the Effective Date, or (B) vesting occurs in respect of a Change in Control on or prior to the fifth (5th) business day after the fourth anniversary of the Effective Date.

(iv)Tranche IV Performance Options: As to 25,000 of the Options (the “Tranche IV Performance Options”), 25% (i.e., 6,250 Options) shall first become Eligible Options on each of the first four (4) anniversaries of the Effective Date. The Tranche IV Performance Options shall vest and become exercisable if and when the “Tranche IV Measurement Standard” (as defined below) is satisfied on or following the anniversary of the Effective Date on which such Tranche IV Performance Options first become Eligible Options but no later than the fifth (5th) business day after the fourth anniversary of the Effective Date. By way of example, the second group of 6,250 Tranche IV Performance Options shall vest and become exercisable if and when the Tranche IV Measurement Standard is satisfied on or following the second anniversary of the Effective Date. By way of clarification, the fourth group of 6,250 Tranche IV Performance Options shall vest and become exercisable only if (A) the Tranche IV Measurement Standard is satisfied in respect of the 60-consecutive trading day period commencing on or after the 60th trading day prior to the fourth anniversary of the Effective Date and ending not later than the fifth (5th) business day after the fourth anniversary of the Effective Date, or (B) vesting occurs in respect of a Change in Control on or prior to the fifth (5th) business day after the fourth anniversary of the Effective Date.

For purposes of this Agreement:
“Tranche I Measurement Standard,” “Tranche II Measurement Standard,” “Tranche III Measurement Standard,” and “Tranche IV Measurement Standard” (each, a “Measurement Standard”) shall mean achievement of an average of the per-share closing price of a Share as reported on the principal exchange on which the Shares are listed for trading for any sixty (60) consecutive trading days commencing on or after the 60th trading day prior to the applicable anniversary of the Effective Date on which the Options become Eligible Options, and ending not later than the applicable Exercise Expiration Date for the Tranche I Performance Options and Tranche II Performance Options and the 5th business day following the 4th anniversary of the Effective Date for the Tranche III Performance Options and the Tranche IV Performance Options, of (A) $80 as to the Tranche I Performance Options, (B) $100 as to the Tranche II Performance Options, (C) $125 as to the Tranche III Performance Options, and (D) $150 as to the Tranche IV Performance Options. By way of example, the Tranche I Measurement Standard for the second group of 11,250 Tranche I Performance Options is the achievement of an average closing price of a Share of $80 or greater for any consecutive 60-trading day period commencing on or following the 60th trading day prior to the second anniversary of the Effective Date, and ending not later than the 10th anniversary of the Effective Date. In the event of a Change in Capitalization (as defined in the Plan) or an Extraordinary Distribution (as defined in Section 9.2), the foregoing Measurement Standards shall be subject to such equitable adjustments as may be determined by the Committee in accordance with the Plan and in a manner no less favorable to the Optionee than those applicable to awards vesting on the basis of the Company's stock price then held by other Company employees.
In addition, there shall be no proportionate or partial vesting in the periods prior to the applicable Measurement Standards being achieved as provided above, and all vesting shall occur only at such time as the applicable Measurement Standards have been achieved in accordance with the foregoing. Each right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term. Notwithstanding any fractional number of Shares resulting from the application of the foregoing percentages or vesting provisions below, the Option shall only be exercisable with respect to a whole number of Shares.
(b)Certain Terminations. Subject to Section 4(d) but otherwise notwithstanding anything to the contrary set forth in Employment Agreement, the Plan or this Agreement, upon the termination of employment of the Optionee:

(i)following the Effective Date by the Company for Cause (as defined in the Employment Agreement), by the Optionee without Good Reason (as defined in the Employment Agreement) other than as a result of Optionee retiring from the Company at any time after the Effective Date (“Retirement”) or as a result of the Optionee's death or Disability (as defined in the Employment Agreement), all unvested Options shall be cancelled and forfeited; provided that, in the case of termination by the Optionee without Good Reason other than as a result of Retirement prior to the Release Date (as defined below), (x) the Eligible

Options that have met the applicable Measurement Standard shall remain outstanding and unvested until the Release Date, (y) in the absence of a Forfeiture Termination (as defined below), shall vest on the Release Date to the extent vesting would have occurred on the date of termination, and (z) if vested on the Release Date, will remain exercisable for six (6) months following the Release Date; or

(ii)following the Effective Date by the Company without Cause, by the Optionee as a result of Retirement or by the Optionee for Good Reason, subject to Section 4(d):

(A)unvested Options shall remain outstanding and eligible to vest in accordance with Section 4(a) until the applicable Exercise Expiration Date as to (i) Options that are Eligible Options on the Date of Termination, and (ii) a number of Non-Eligible Options, if any, in the group of Options which first would have become Eligible Options on the anniversary of the Effective Date immediately following the Date of Termination equal to the number of Options in such group multiplied by a fraction, the numerator of which is the number of calendar days following the anniversary of the Effective Date immediately preceding the Date of Termination (or, in the case of Options which would first have become Eligible Options on the first anniversary of the Effective Date, the Effective Date) through the Date of Termination, and the denominator of which is 365 (with those Options described in this clause (ii) becoming Eligible Options); and

(B)any Non-Eligible Options that remain after the application of clause (A) and Section 4(d) shall immediately be canceled and forfeited.

In the absence of affirmative action by the Company or the Optionee to terminate the employment of the Optionee, the expiration of the term of the Employment Agreement shall not constitute a termination of employment by the Company or by the Optionee under this Section 4(b).
(c)Change in Control. Notwithstanding anything to the contrary set forth in any employment agreement between the Optionee and the Company, the Plan or this Agreement, in the event of a Change in Control, the Options will, to the extent then unvested, vest and become exercisable to the extent the applicable Measurement Standard is satisfied in connection with such Change in Control based solely on the highest price per Share paid for the Shares in such Change in Control (or the value attributable to the Shares, in the case of a Change in Control that is not a stock sale) (the “Per-Share Consideration”). Unless otherwise determined by the Committee at the time of such Change in Control, all Options that do not vest in accordance with this Section 4(c) in connection with such Change in Control shall be canceled and forfeited upon such Change in Control. For purposes of this Agreement, “Change in Control” shall mean “Change of Control” as defined under the Employment Agreement.

(d)Forfeiture Resignation. If, following the Effective Date, Optionee Voluntarily (as defined in the Employment Agreement) resigns without Good Reason or as a result of Retirement and assumes a role as an employee at or consultant to Comcast, Time Warner Cable, Cablevision, Cox or any of their respective affiliates (or a company that is, at such time, a top-four (4) multi-system operator peer of the Company, and any affiliate of any such company) (each such company, a “Restricted Company”) at any time before the 18-month anniversary of the Effective Date (such resignation, a “Forfeiture Resignation”, and such 18-month anniversary, the “Release Date”), Optionee shall forfeit any and all rights to the Option, and the Option shall immediately be canceled (the “Forfeiture Provision”). In order to implement the foregoing, notwithstanding anything to the contrary set forth in this Agreement, the Employment Agreement or the Plan, any Options which otherwise would have vested pursuant to Section 4(a) prior the Release Date shall become vested on the Release Date (and only if there has not been a Forfeiture Termination); provided that if the Optionee's employment is terminated in accordance with Section 4(b)(ii) prior to the Release Date other than as a result of Retirement, any Options which would have vested prior to such termination but for this Section 4(d), as well as any Options which vest in accordance with Section 4(b)(ii), will become vested on the Date of Termination. The Forfeiture Provision shall expire upon a Change in Control that occurs prior to the Release Date, and any Options which otherwise would have vested pursuant to Section 4(a) through the date of such Change in Control shall become vested on such date.

(e)Examples. By way of example, Optionee is granted the Option on April 30, 2012, and assume that the Effective Date is the same date.

(i)Termination or Retirement Example. Optionee is terminated by the Company without Cause or resigns for Good Reason on October 30, 2013 (the Release Date). Assume that the average of the per-share closing price of a Share as reported on the principal exchange on which the Shares are listed for trading for the sixty (60) consecutive trading days ending on April 30, 2013 (the first anniversary of the Effective Date) was $85. But for Section 4(d), Optionee would have already vested in 25% of the Tranche I Performance Options (i.e., as to 11,250 Options) on April 30, 2013 (because the Tranche I Measurement Standard was satisfied and such Options were Eligible Options), and those Options will vest on the Date of Termination. Additionally, the unvested Options shall remain eligible to vest in accordance with Section 4(a) until the applicable Exercise Expiration Date as to (i) Options that are Eligible Options at the time of termination, which is 25% of each of the Tranche II, III and IV Performance Options (a total of 23,750 Options), and (ii) fifty percent (50%) of each of Tranche I, II, III, and IV Performance Options which were scheduled to become Eligible Options on April 30, 2014 (i.e., 17,500 Options in the aggregate). The remaining unvested Options shall be forfeited and cancelled.

(ii)Change in Control Example. In the event a Change in Control is completed on June 30, 2012 where the Per-Share Consideration is equal to $117.50, each of the then-unvested Tranche I Performance Options, Tranche II Performance Options and Tranche III Performance Options vests and becomes exercisable because the Per-Share Consideration was greater than the Tranche I Measurement Standard, Tranche II Measurement Standard and Tranche III Measurement Standard, but the Tranche IV Performance Options will be canceled and forfeited.

(iii)Forfeiture Resignation Example. Optionee Voluntarily resigns on May 1, 2013. Assume that the average of the per-share closing price of a Share as reported on the principal exchange on which the Shares are listed for trading for the sixty (60) consecutive trading days ending on April 30, 2013 (the first anniversary of the Effective Date) was $85. But for Section 4(d), Optionee would have already vested in 25% of the Tranche I Performance Options (i.e., as to 11,250 Options) on April 30, 2013 (because the Tranche I Measurement Standard was satisfied and such Options were Eligible Options). However, because that vesting date is prior to the Release Date, such Options did not vest on that date. On October 30, 2013, Optionee is hired as the chief operations officer of a Restricted Company and all of the Options are immediately cancelled due to the Forfeiture Provision. (If, however, a Change in Control occurred on May 24, 2013 or Optionee did not become an employee so as to be a Forfeiture Resignation, the Forfeiture Provision would have expired and 25% of the Tranche I Performance Options would become fully exercisable on May 24, 2013.)

(f)Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of all or any portion the Option at any time and for any reason.

5.	Manner of Exercise and Payment.

5.1    Subject to the terms and conditions of this Agreement and the Plan, the vested portion of the Option may be exercised by delivery of written notice in person, electronically or by mail to the Plan Administrator (or his or her designee). Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Plan Administrator (or his or her designee) who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

5.2    The notice of exercise described in Section 5.1 hereof shall be accompanied by (a) the full purchase price for the Shares in respect of which the Option is being exercised, in cash, by check, by transferring Shares to the Company having a Fair Market Value on the date of exercise equal to the cash amount for which such Shares are substituted, or in such other manner as may be permitted by the Committee in its discretion, and (b) payment of the Withholding Taxes as provided by Section 11 of this Agreement, and in the manner as may be permitted by the Committee its discretion pursuant to Section 11 of this Agreement.

5.3    Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to the terms of the Plan, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

5.4    Except as otherwise provided in Section 9, the Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

6.	Exercisability upon Termination of Employment.

6.1    If, following the Effective Date, the employment of the Optionee is terminated for any reason other than for Cause (including, without limitation, the Optionee's ceasing to be employed by a Subsidiary or Division as a result of the sale of such Subsidiary or Division or an interest in such Subsidiary or Division or a termination of employment by the Optionee with or without Good Reason), the vested portion of the Option shall (subject to Section 4(d)) continue to be exercisable in whole or in part at any time, but in no event after the Exercise Expiration Date, for six (6) months after the Date of Termination, and the portion of the Option, if any, that vests after the Date of Termination pursuant to the terms and conditions of Section 4(a) and 4(b) shall (subject to Section 4(d)) be exercisable in whole or in part at any time after such vesting but in no event after the Exercise Expiration Date, for six (6) months after the applicable vesting date. If the employment of the Optionee is terminated for Cause, the entire Option (whether or not vested) shall terminate effective immediately prior to the Optionee's termination of employment.

6.2    Following achievement of a Measurement Standard and vesting of the applicable Options pursuant to Section 4(b)(ii), the Company shall provide Optionee with notice of the six (6) months exercise period set forth in Section 6.1 within 30 days of such vesting event. If the Company fails to provide such notice, the period for exercisability following such vesting event shall be extended one day for each day delay in the notice but not beyond the Exercise Expiration Date.

7.	Nontransferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.

8.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, or any Subsidiary or Affiliate of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee's employment or service at any time.

9.	Adjustments.

9.1    Change in Capitalization. In the event of a Change in Capitalization, the Committee shall make appropriate adjustments to (i) the number and class of Shares or other stock or securities subject to the Option, or (ii) the purchase price for such Shares or other stock or securities. The Committee's adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

9.2    Dividends and Other Distributions. If the Company (i) makes extraordinary distributions (by dividend or otherwise), (ii) grants rights to purchase securities to existing shareholders as a group, or (iii) issues securities to existing shareholders as a group (other than pursuant to (a) any equity awards granted under the Company's equity incentive compensation plans or (b) warrants issued with an exercise price equal to the Fair Market Value on the date of grant), in the case of clauses (ii) and (iii) at a price below Fair Market Value (in each case of clauses (i), (ii) and (iii), an “Extraordinary Distribution”), then to reflect such Extraordinary Distribution, this Option shall be adjusted to retain the pre-Extraordinary Distribution aggregate “spread” by decreasing the Exercise Price in a manner which would not result in the imposition of penalty taxes on Optionee under Section 409A of the Code; provided that with respect to any vested portion of this Option, the Committee, in its sole discretion, may provide that, in lieu of such adjustment, the Optionee shall be entitled to receive the amount of, and the benefits and rights associated with, such Extraordinary Distribution in the same form and on the same terms as the Extraordinary Distribution paid or provided to the Company's shareholders based upon the number of Shares underlying such vested portion of the Option. Any adjustment described in this Section 9.2 shall be implemented in accordance with, and to the extent permitted by, Treasury Regulation § 1.409A-1(b)(5)(v)(D). No adjustment to this Option shall be made in connection with any distribution (by dividend or otherwise) other than an Extraordinary Distribution.

10.	Effect of a Merger, Consolidation or Liquidation.

Subject to the terms of the Plan and this Agreement, in the event of (a) a liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”) that does not constitute a Change in Control, the Options shall continue in effect in accordance with their respective terms, except that the Committee may, in its discretion, do one or more of the following: (i) shorten the period during which the Options are exercisable (provided they remain exercisable for at least thirty (30) calendar days after the date on which notice of such shortening is given to the Optionee); (ii) accelerate the vesting schedule with respect to the Options, (iii) arrange to have the surviving or successor entity assume the Options or grant replacement Options with appropriate adjustments in the exercise prices, and adjustments in the number and kind of securities or other property issuable upon exercise or adjustments so that the Options or their replacements represent the right to purchase or receive the stock, securities or other property (including cash) as may be issuable or payable as a result of such Transaction with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Options had such exercise occurred in full prior to the Transaction, or (iv) cancel the Options upon the payment to the Optionee in cash of an amount that is equal to the amount, if any, by which Fair Market Value of the Shares subject to the Option or portion thereof exceed the aggregate exercise price for such Shares under the Option or portion thereof surrendered at the effective time of the Transaction. The treatment of any Option as provided in this Section 10 shall be conclusively presumed to be appropriate for purposes of Section 10 of the Plan.

11.	Withholding of Taxes.

At such times as the Optionee recognizes taxable income in connection with the receipt of Shares hereunder (a “Taxable Event”), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares. The Company shall have the right to deduct from any payment to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election (the “Tax Election”), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Optionee shall not be entitled to exercise his Options for which cash has not been provided by the Optionee with respect to the applicable Withholding Taxes.

12.	Optionee Bound by the Plan.

The Optionee hereby acknowledges that the Optionee may receive a copy of the Plan upon request to the Plan Administrator and agrees to be bound by all the terms and provisions of the Plan.

13.	Entire Agreement; Modification of Agreement.

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and, except as otherwise specifically provided herein, supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. For the avoidance of doubt, the Optionee acknowledges and agrees that, notwithstanding anything to the contrary set forth in any employment agreement between the Optionee and the Company, the vesting of the Option, including, without limitation, upon a termination of the Optionee's employment and upon a Change in Control, shall be governed by the terms of this Agreement. This Agreement may be modified, amended, suspended or terminated by the Committee in its discretion at any time, and any terms or conditions may be waived by the Committee in its discretion at any time; provided, however, that all such modifications, amendments, suspensions, terminations or waivers that shall adversely effect an Optionee shall only be effective pursuant to a written instrument executed by the parties hereto.

14.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

16.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee's legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee's heirs, executors, administrators, successors.

17.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

18.	Acquired Rights.

The Optionee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Optionee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Optionee's ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

19.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

20.	Compliance with Laws.

The issuance of the Option (and the Shares acquired upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of any Securities Laws and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

21.	Company Recoupment.

The Optionee's right to the Option granted hereunder and the Shares acquired upon exercise of the Option shall in all events be subject to any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.